PART TIME CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and effective 1st January 2013,

BETWEEN:

Mr. Wong Pui Yin Alex – HKID:G163600(5) (the “Consultant”), an individual with his main address located at:

Front 10, 10/F, Glory Court, 10, Jordan Road, Yaumatei, Kowloon, Hong Kong.

AND: Sino Daren Co. Ltd. (the “Company”), a company organized and existing under the laws of the HKSAR Government, with its Hong Kong office located at:

Suite 901, The Hong Kong Club Building, 3A, Chater Road, Central, Hong Kong.

In the event of a conflict in the provisions of any attachments hereto and the provisions set forth in this Agreement, the provisions of such attachments shall govern.

In consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the parties hereto agree as follows

1. RECITALS

a.

Consultant has expertise in the area of the Company’s business and is willing to provide consulting services to the Company.

b.

The Company is willing to engage Consultant as an independent contractor, and not as an employee, on the terms and conditions set forth herein.

c.

The Company desires to obtain the services of Consultant by means of services provided by Consultant’s employees dispatched by Consultant to provide services to Company hereunder (‘Agents”), on its own behalf and on behalf of all existing and future Affiliated Companies (defined as any corporation or other business entity or entities that directly or indirectly controls, is controlled by, or is under common control with the Company), and Consultant desires to provide consulting services to the Company upon the following terms and conditions.

d.

The Company has spent significant time, effort, and money to develop certain Proprietary Information (as defined below), which the Company considers vital to its business and goodwill.

e.

The Proprietary Information will necessarily be communicated to or acquired by Consultant and its Agents in the course of providing consulting services to the Company, and the Company desires to obtain the services of Consultant, only if, in doing so, it can protect its Proprietary Information and goodwill.

2. Services

Consultant agrees to perform for Company the services listed in the Scope of Services section in Exhibit A, attached hereto and executed by both Company and Consultant. Such services are hereinafter referred to as ”Services.” Company agrees that consultant shall have ready access to Company’s staff and resources as necessary to perform the Consultant’s services provided for by this contract.

3. Consulting Period

3.1 Basic Term

The Company hereby retains the Consultant and Consultant agrees to render to the Company those services described in Exhibit A for the period (the “Consulting Period”) commencing on the date of this Agreement and ending upon the earlier of (1) December 31, 2014, (the “Term Date”), and (ii) the date the Consulting Period is terminated in accordance with Section 7. The Company shall pay the Consultant the compensation to which it is entitled under Section 5 through the end of the Consulting Period, and, thereafter, the Company’s obligations hereunder shall end.

United States – 228, Park Ave S #52473, New York, NY 10003-1502, USA. Tel: +1 646 233 3133

Hong Kong SAR – Suite 901, The HK Club Building, 3A, Chater Road, Central, HKSAR. Tel: +852 3125 7560.

3.2 Renewal

Subject to Section 7, the Consulting Period will be automatically renewed for an additional THREE month period (without any action by either party) on the Term Date and on each anniversary thereof, unless one party gives to the other written notice NINTY days in advance of the renewal period that the Consulting Period is to be terminated, provided that in no event will the Consulting Period extend beyond March 31, 2015. Either party’s right to terminate the Consulting Period, instead of renewing the Agreement, shall be with or without cause.

4. Duties and Responsibilities

a)

Consultant hereby agrees to provide and perform for the Company those services set forth on Exhibit A attached hereto. Consultant shall devote its best efforts to the performance of the services and to such other services as may be reasonably requested by the Company and hereby agrees to devote, unless otherwise requested in writing by the Company, (a minimum of at least FIFTY hours of service per month.

b)

Consultant shall use its best efforts to furnish competent Agents possessing a sufficient working knowledge of the Company’s research, development and products to fulfill Consultants obligations hereunder. Any Agent of Consultant who, in the sole opinion of the Company, is unable to adequately perform any services hereunder shall be replaced by Consultant within THIRTY days after receipt of notice from the Company of its desire to have such Agent replaced.

c)

Consultant shall use its best efforts to comply with, and to ensure that each of its Agents comply with, all policies and practices regarding the use of facilities at which services are to be perform hereunder. Consultant agrees and shall cause each of its Agents to agree to the Acknowledgement and Inventions Assignment attached hereto as Exhibit B, and Consultant shall deliver a signed original of such Acknowledgement and Inventions Assignment to Company prior to such Agent’s commencement of the provision of services for the Company.

d)

Consultant shall obtain forth benefit of the Company, as an intended third-party beneficiary thereof, prior to the performance of any services hereunder by any of the Agents, the written agreement of Agent to be bound by terms no less restrictive than the terms of Sections 2, 5, 6, and 7 of this Agreement.

e)

Personnel supplied by Consultant to provide services to Company under this Agreement will be deemed Consultant’s employees or agents and will not for any purpose be considered employees or agents of Company. Consultant assumes full responsibility for the actions of such personnel while performing services pursuant to this Agreement, and shall be solely responsible for their supervision, daily direction and control, provision of employment benefits (if any) and payment of salary (including all required withholding of taxes).

5. Compensation, Benefits and Expenses

5.1 Compensation

In consideration of the services to be rendered hereunder, including, without limitation, services to any Affiliated Company, Consultant shall be paid Hong Kong Dollars Thirty One Thousand Two Hundred and Fifty Only (in which HK$1,250 should be presented in form of local travel expenses), payable at the time and pursuant to the procedures regularly established, and as they may be amended, by the Company during the course of this Agreement

5.2 Benefits

Other than the compensation specified in this 5.1, neither Consultant nor its Agents shall be entitled to any direct or indirect compensation for services performed hereunder.

United States – 228, Park Ave S #52473, New York, NY 10003-1502, USA. Tel: +1 646 233 3133

Hong Kong SAR – Suite 901, The HK Club Building, 3A, Chater Road, Central, HKSAR. Tel: +852 3125 7560.

5.3 Expenses

The Company shall reimburse Consultant for reasonable travel and other business expenses incurred by its Agents in the performance of the duties hereunder in accordance with the Company’s general policies, as they may be amended from time to time during the course of this Agreement.

6. Invoicing

Company shall pay the amounts agreed to herein upon receipt of invoice which shall be sent by Consultant, and Company shall pay the amount of such invoices to Consultant.

7. Termination of Consulting Relationship

7.1 By the Company or the Consultant

At any time, either the Company or the Consultant may terminate, without liability, the Consulting Period for any reason, with or without cause, by giving SIXTY days advance written notice to the other party. If the Consultant terminates its consulting relationship with the Company pursuant to Sections 2,3 and 4, the Company shall have the option, in its complete discretion, to terminate Consultant immediately without the running of any notice period. The Company shall pay Consultant the compensation to which the Consultant is entitled pursuant to Section 5 through the end of the Consulting Period, and thereafter all obligations of the Company Sian terminate.

7.2 Termination Due to Bankruptcy, Receivership

The Consulting Period Sian terminate and the Company’s obligations hereunder (including the obligation to pay Consultant compensation under Section 5 shall cease upon the occurrence of (i) the appointment of a receiver, liquidator, or trustee for the Company by decree of competent authority in connection with any adjudication or determination by such authority that the Company is bankrupt or insolvent: (ii) the filing by the Company of a petition in voluntary bankruptcy, the making of an assignment for the benefit of its creditors, or the entering into of a composition with its creditor or (iii) any formal action of the Board to terminate the Company’s existence or otherwise to wind up the Company’s affairs.

8.Termination Obligations

Consultant hereby acknowledges and agrees that all property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, Proprietary Information, and equipment furnished to or prepared by Consultant or its Agents in the course of or incident to its rendering of services to the Company, including, without limitation, records and any other materials pertaining to Invention Ideas belong to the Company and shall be promptly returned to the Company upon termination of the Consulting Period. Following termination, neither Consultant nor any of its Agents will retain any written or other tangible material containing any Proprietary Information.

The representations and warranties contained herein and Consultant’s obligations under Sections2, 3, and 4 shall survive termination of the Consulting Period and the expiration of this Agreement.

9.Assignment Successors and Assigns

Consultant agrees that it will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Consultant’s rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

United States – 228, Park Ave S #52473, New York, NY 10003-1502, USA. Tel: +1 646 233 3133

Hong Kong SAR – Suite 901, The HK Club Building, 3A, Chater Road, Central, HKSAR. Tel: +852 3125 7560.

10.PLACE OF WORK

Consultant’s services will be rendered largely at the Company’s China office located in Hong Kong, but Consultant will, on request, come to Company’s offices inside Mainland China, or such other places designated by Company to meet with representatives of Company.

11.TIME DEVOTED TO WORK

In the performance of the services, the aforesaid services and the hours Consultant is to work on any given clay will be entirely within Consultant’s control and Company will rely upon Consultant to put in such number of hours as is reasonably necessary to fulfill the pint and purpose of this contract. This arrangement will probably take about days of work per week although there undoubtedly will be some weeks during which Consultant may not perform any services at all or, on the other hand, may work practically the full week.

12.Confidential Information

Each party hereto (“Such Party”) shall hold in trust for the other party hereto (“Such Other Party”), and shall not disclose to any non-party to the Agreement, any confidential information of such Other Party. Confidential information is information which relates to Such Other Party’s research, development, trade secrets or business affairs, but does not include information which is generally known or easily ascertainable by non-parties of ordinary skill in computer systems design and programming.

Consultant hereby acknowledges that during the performance of this contract, the Consultant may learn or receive confidential Company information and therefore Consultant hereby confirms that all such information relating to the client’s business will be kept confidential by the Consultant, except to the extent that such information is required to be divulged to the consultant’s clerical or support staff or associates in order to enable Consultant to perform Consultants contract obligation.

a)

Consultant agrees not to disclose or use except as required in Consultant’s duties, at any time, any information disclosed to or acquired by Consultant during the term of this contract. Consultant shall disclose promptly to Company all inventions, discoveries, formulas, processes, designs, trade secrets and other useful technical information and know-how made, discovered, or developed by Consultant (either alone or in conjunction with any other person) during the term of this contract. Consultant agrees that he shall not, without the written consent of Company, disclose to third parties or use for his own financial benefit or for the financial or other benefit of any competitor of Company, any information, data, and know-how, manuals, disks, or otherwise, including all programs, decks, listings, tapes, summaries of any papers, documents, plans, specifications, or drawings.

b)

Consultant shall take all reasonable precautions to prevent any other person with whom Consultant is or may become associated from acquiring confidential information at any time.

c)

Consultant agrees that all confidential information shall be deemed to be and shall be treated as the sole and exclusive property of Company.

d)

Upon termination of this contract, Consultant shall deliver to Company all drawings, manuals, letters, notes, notebooks, reports, and all other materials(including all copies of such materials), relating to such confidential information which are in the possession or under the control of Consultant. Consultant shall sign secrecy agreements provided by Company.

13. SERVICES FOR OTHERS

Inasmuch as Consultant will acquire or have access to information which is of a highly confidential and secret nature, it is expected that Consultant will not perform any services for any other person or firm without Company’s prior written approval.

United States – 228, Park Ave S #52473, New York, NY 10003-1502, USA. Tel: +1 646 233 3133

Hong Kong SAR – Suite 901, The HK Club Building, 3A, Chater Road, Central, HKSAR. Tel: +852 3125 7560.

14. SERVICES AFTER TERMINATON

Consultant agrees that, for a period of one year following the termination of this agreement, Consultant will not perform any similar services for any person or firm engaged in the business of on-line recruitment and on-line student placement.

15. Status of consultant

Consultant is an independent contractor and neither Consultant nor Consultant’s staff is or shall be deemed to be employed by Client. Company is hereby contracting with Consultant for the services described on Exhibit A and Consultant reserves the right to determine the method, manner and mean by which the services will be performed. Consultant is not required to perform the services during a fixed hourly or daily time and if the services are performed at the Company’s premises, then Consultant’s time spent at the premises is to be at the discretion of the Consultant; subject to the Company’s normal business hours and security requirements. Consultant hereby confirms to Company that Company will not be required to furnish or provide any training to Consultant to enable Consultant to perform services required hereunder. The services shall be performed by Consultant or Consultant’s staff, and Company shall not be required to hire, supervise or pay any assistants to help Consultant who performs the services under this agreement. Consultant shall not be required to devote Consultants full time nor the full time of Consultant’s staff to the performance of the services required hereunder, and it is acknowledged that Consultant has other Clients and Consultant offers services to the general public. The order or sequence in which the work is to be performed shall be under the control of Consultant. Except to the extent that the Consultant’s work must be performed on or with Company’s computers or Company’s existing software, all materials used in providing the services shall be provided by Consultant. Consultant’s services hereunder cannot be terminated or cancelled short of completion of the services agreed upon except for Consultant’s failure to perform the contract’s specification as required hereunder and conversely, subject to Company’s obligation to make full and timely payment(s) for Consultant’s services as set forth in Exhibit B, Consultant shall be obligated to complete the services agreed upon and shall be liable for non-performance of the services to the extent and as provided in Sections 2 and 4 hereof. Company shall not provide any insurance coverage of any kind for Consultant or Consultant’s staff, and Company will not withhold any amount that would normally be withheld from an employee’s pay. Consultant shall take appropriate measures to insure that Consultant’s staff is competent and that they do not breach Sections 4 and 12 hereof.

Each of the parties hereto agrees that, while performing Services under this Agreement, and for a period of eighteen months following the termination of this Agreement, neither party will except with the other party’s written approval, solicit or offer employment to the other party’s employees or staff engaged in any efforts under this Agreement.

16. Use of Work Product

Except as specifically set forth in writing and signed by both Company and Consultant, Consultant shall have all copyright and patent rights with respect to all materials developed under this contract, and Company is hereby granted a non-exclusive license to use and employ such materials within the Company’s business.

17. COMPANY REPRESENTATIVE

The following individual, Mr. Wong Pui Yin, shall represent the Company during the performance of this contract with respect to the services and deliverables as defined herein and has authority to execute written modifications or additions to this contract.

United States – 228, Park Ave S #52473, New York, NY 10003-1502, USA. Tel: +1 646 233 3133

Hong Kong SAR – Suite 901, The HK Club Building, 3A, Chater Road, Central, HKSAR. Tel: +852 3125 7560.

18. Disputes

Any disputes that arise between the parties with respect to the performance of this contract shall be submitted to binding arbitration by any US qualified lawyer, to be determined and resolved by said the selected US Lawyer under its rules and procedures in effect at the time of submission and the parties hereby agree to share equally in the costs of said arbitration.

The final arbitration decision shall be enforceable through the courts of the state of Consultant’s address or any other state in which the Company resides or may be located. In the event that this arbitration provision is held unenforceable by any court of competent jurisdiction, then this contract shall be asbinding and enforceable as if this Section 18 were not a part hereof.

19. Taxes

Any and all taxes, except income taxes, imposed or assessed by reason of this contract or its performance, including but not limited to sales or use taxes, shall be paid by the Client. Consultants shall be responsible for any taxes or penalties assessed by reason of any claims that Consultant is an employee of Company and Company and Consultant specifically agree that Consultant is not an employee of Client.

20. Liability

Consultant warrants to Company that the material, analysis, data, programs and services to be delivered or rendered hereunder, will be of the kind and quality designated and will be performed by qualified personnel. Special requirements for format or standards to be followed shall be attached as an additional Exhibit and executed by both Company and Consultant.

Consultant makes no other warranties, whether written, oral or implied, including without limitation, warranty of fitness for purpose or merchantability. In no event shall Consultant be liable for special or consequential damages, either in contract or tort, whether or not the possibility of such damages has been disclosed to Consultant in advance or could have been reasonably foreseen by Consultant, and in the event this limitation of damages is held unenforceable then the parties agree that by reason of the difficulty in foreseeing possible damages all liability to Company shall be limited to 100% of the collected consultancy fees from the Company as liquidated damages and not as a penalty.

21. Non-Competition

If this Consulting Agreement with the Company terminates for any reason, the Consultant will not, for a period of two years from the date of termination, have any business dealings whatsoever, either directly or indirectly through associates with any customer or client of the Company or its subsidiaries or any person or firm with whom the Consultant has made contact in connection with his consulting activities for the Company: and the Consultant will keep in strictest confidence, both during the term of this Agreement and subsequent to termination of this Agreement, and will not during the term of this Agreement or thereafter disclose or divulge to any person, firm or corporation, or use directly or indirectly, for his own benefit or the benefit of others, any information which in good faith and good conscience ought to be treated as confidential information including, without limitation, information relating to the software developed by the Company, information as to sources of, and arrangements for, hardware supplied to customers or clients of the Company, submission and proposal procedures of the Company, customer or contact lists or any other confidential information or trade secrets respecting the business or affairs of the Company which the Consultant may acquire or develop in connection with or as a result of the performance of his services hereunder. In the event of an actual or threatened breach by the Consultant of the provisions of this paragraph, the Company shall be entitled to injunctive relief restraining the Consultant from the breach or threatened breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Consultant.

United States – 228, Park Ave S #52473, New York, NY 10003-1502, USA. Tel: +1 646 233 3133

Hong Kong SAR – Suite 901, The HK Club Building, 3A, Chater Road, Central, HKSAR. Tel: +852 3125 7560.

22. Enforceable

The provisions of this Agreement shall be enforceable notwithstanding the existence of any claim or cause of action of the Consultant against the Company whether predicated on this Agreement or otherwise.

23. Representations and Warranties

Consultant represents and warrants (i) that Consultant has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Consultant’s undertaking this relationship with the Company, (ii) that the performance of the services called for by this Agreement do not and ill not violate any applicable law, rule or regulation or any proprietary or other right of any third party, (i ii) that Consultant will not use in the performance of his responsibilities under this Agreement any confidential information or trade secrets of any other person or entity and (iv) that Consultant has not entered into or will enter into any agreement (whether oral or written) in conflict with this Agreement.

24. Injunctive Relief

The Consultant acknowledges that disclosure of any Confidential Information by him will give rise to irreparable injury to the Company or the owner of such information, inadequately compensable in damages. Accordingly, the Company or such other party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available. The Consultant further acknowledges and agrees that in the event of the termination of this Agreement his experience and capabilities are such that he can obtain a consulting arrangement or employment in business activities which are either (1) of a different or non-competing nature with his activities as a consultant for the Company, or (2) are carried on in a different geographic location; and that the enforcement of a remedy hereunder by way of injunction will not prevent him from earning a reasonable livelihood.

The Consultant further acknowledges and agrees that the covenants contained herein are necessary forth° protection of the Company’s legitimate business interests and are reasonable in scope and content.

25. Complete Agreement

This agreement contains the entire agreement between the parties hereto with respect to the matters covered herein. No other agreements, representations, warranties or other matters, oral or written, purportedly agreed to or represented by or on behalf of Consultant by any of its employees or agents, or contained in any sales materials or brochures, shall be deemed to bind the parties hereto with respect to the subject matter hereof. Company acknowledges that it is entering into this Agreement solely on the basis of the representations contained herein.

26. Indemnification

Consultant hereby indemnifies and agrees to defend and hold harmless the Company from and against any and all claims, demands and actions, and any liabilities, damages or expenses resifting there from, including court costs and reasonable attorneys’ fees, arising out of or relating to the services performed by Consultant under this Agreement or the representations and warranties made by Consultant pursuant to Sections 2 and 4 hereof. Consultant’s obligations under Section 4 hereof shall survive the termination, for any reason, of this Agreement.

27. Attorney’s Fees

Should either party hereto, or any heir, personal representative, successor or assign of either party hereto, resort to litigation to enforce this Agreement, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys’ fees and costs in such litigation from the party or parties against whom enforcement was sought.

United States – 228, Park Ave S #52473, New York, NY 10003-1502, USA. Tel: +1 646 233 3133

Hong Kong SAR – Suite 901, The HK Club Building, 3A, Chater Road, Central, HKSAR. Tel: +852 3125 7560.

28. Non waiver

No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an executive officer of the Company or other person duly authorized by the Company.

29. Remedy for Breach

The parties hereto agree that, in the event of breach or threatened breach of this Agreement, the damage or imminent damage to the value and the goodwill of the Company’s business will be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that the Company shall be entitled to injunctive relief against Consultant in the event of any breach or threatened breach by Consultant, in addition to any other relief (including damages and the right of the Company to stop payments hereunder which is hereby granted) available to the Company under this Agreement or under law.

30. Applicable Law

Consultant shall comply with all applicable laws in performing Services but shall be held harmless for violation of any governmental procurement regulation to which it may be subject but to which reference is not made in Exhibit A. This Agreement shall be construed in accordance with the laws of the Hong Kong SAR Government.

31. Severability; Enforcement

If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. It is the intention of the parties that the covenants contained in Sections 6 and 7 shall be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts allegedly in breach of these covenants. It being the purpose of this Agreement to govern competition by Consultant anywhere throughout the world, theses covenants shall be governed by and construed according to that law (from among those jurisdictions arguably applicable to this Agreement and those in which a breach of this Agreement is alleged to have occurred or to be threatened) which best gives them effect.

32. Scope of Agreement

If the scope of any of the provisions of the Agreement is too broad in any respect whatsoever to permit enforcement to its full extent, then such provisions shall be enforced to the maximum extent permitted by law, and the parties hereto consent and agree that such scope may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not thereby fail, but that the scope of such provisions shall be curtailed only to the extent necessary to conform to law.

33. Additional Work

After receipt of an order which adds to the Services, Consultant may, at its discretion, take reasonable action and expend reasonable amounts of time and money based on such order. Company agrees to pay Consultant for such action and expenditure asset forth in Exhibit B of this Agreement for payments related to Services.

United States – 228, Park Ave S #52473, New York, NY 10003-1502, USA. Tel: +1 646 233 3133

Hong Kong SAR – Suite 901, The HK Club Building, 3A, Chater Road, Central, HKSAR. Tel: +852 3125 7560.

34. Notices

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company at:

Sino Daren Co. Ltd.

Suite 901, The Hong Kong Club Building,

3A, Chater Road, Central, Hong Kong.

Notice of change of address shall be effective only when done in accordance with this Section.

35. Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party. Except for the prohibition on assignment contained in the preceding sentence, this Agreement shall be binding upon and inure to the benefits of the heirs, successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Sino Daren Co. Ltd.	CONSULTANT
Signature:	Signature:
Matt Mecke – Company Secretary	Alex Pui Yin Wong (HKID: G163600(5))

Exhibit A

Scope of Service

I.

Title of the Consultant – Operations Manager (internship recruitments/student placements)

II.

Ares of Responsibilities – Hong Kong, Macau and Beijing PRC

III.

Number of staff – maximum of 3

IV.

Base location – Hong Kong Office at The Hong Kong Club Building

V.

Minimum working hours per month – 50 hours (at least 10 hours per week)

VI.

Major Responsibilities:

i.

Represent the company’s head office in China region acting as an operation manager for the named locations with the responsibility to produce monthly management report for each locations;

ii.

Conduct business development activities in addition to the operational tasks for the Company;

iii.

Managing client relationship and report team/individual performance on a per account basis;

iv.

Organize regular social activities with internship/placement students on a monthly basis to ensure harmonies for all internship/placement students;

v.

Responsible for staff management activities and report to senior management on all responsible staff.

United States – 228, Park Ave S #52473, New York, NY 10003-1502, USA. Tel: +1 646 233 3133

Hong Kong SAR – Suite 901, The HK Club Building, 3A, Chater Road, Central, HKSAR. Tel: +852 3125 7560.

Exhibit B

Acknowledgement and Inventions Assignment

--- not applicable for this agreement ----

United States – 228, Park Ave S #52473, New York, NY 10003-1502, USA. Tel: +1 646 233 3133

Hong Kong SAR – Suite 901, The HK Club Building, 3A, Chater Road, Central, HKSAR. Tel: +852 3125 7560.